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                                                                   EXHIBIT 10.15







October 19, 2000



Christophe Bianchi, PhD
Vice President of Marketing
Simplex Solutions, Inc
521 Almanor Avenue
Sunnyvale, CA 94086

Dear Dr. Bianchi,

Our publication Status 2000 Second Quarter Update states on page 2-7 that the combined MOS Logic sales for 1999 were $23,158 billion dollars, and provides a forecast in 2004 of $63,862 billion dollars. These numbers are further broken down for Systems-on-Chips (SoC) sales on page 2-13. 1999 revenue for SoCs were $2,874 billion and 2004's forecast was $17,038 billion.

Status 2000 is a report on the IC industry, and is published, copywrited, and is publicly available for sale. ICE has no problem with Simplex Solutions, Inc. including them in its prospectus.

Please contact me if you require additional information. Good luck in your efforts to take the company public.

Regards,



Lindy Eppinger
Vice President, Marketing and Sales